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February 1, 1999

SECPS Letter File
U.S. Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, Northwest
Washington, DC 20549

RE: Advanced Lumitech  Inc. - SEC File No. 33-55254-27


Ladies and Gentlemen:

We have read Item 4 of the 8-K dated January 27, 1999 for Advanced Lumitech Inc. and agree with the statements contained therein.


Very truly yours,


Smith & Company


By: /s/ William R. Denney
    ---------------------
    William R. Denney